Exhibit 99.1

FOR IMMEDIATE RELEASE

ANN TAYLOR ANNOUNCES JULY 2006 SALES RESULTS

•	Total Net Sales Increase 12.6%

•	Comparable Store Sales Increase 5.1%

•	Results Driven by Significantly Higher Full Price Sales

New York, New York, August 3, 2006 - AnnTaylor Stores Corporation (NYSE:ANN) announced today that total net sales for the four-week period ended July 29, 2006 increased 12.6 percent to $156.7 million over total net sales of $139.1 million for the four-week period ended July 30, 2005. By division, net sales were $58.7 million for Ann Taylor compared to $58.3 million last year, and $80.2 million for Ann Taylor LOFT compared to $66.1 million last year.

Comparable store sales for the period increased 5.1 percent compared to a comparable store sales decrease of 3.5 percent for the same four-week period last year. By division, comparable store sales for fiscal July 2006 were up 1.4 percent for Ann Taylor compared to a 10.3 percent decrease last year, and up 8.3 percent for Ann Taylor LOFT compared to a 1.2 percent increase last year.

Kay Krill, President & Chief Executive Officer of Ann Taylor, stated, “We are very pleased with our performance for the month of July. We experienced a significant increase in full-price selling and higher margins over our sales in July of last year. Based on effective inventory management throughout the season, coupled with strong product, we were able to eliminate our traditional semi-annual 40 percent clearance event in July in both divisions, resulting in more profitable sales growth for the month. We entered August in an extremely healthy inventory position.

“The Ann Taylor division delivered its twelfth consecutive month of positive comparable store sales, driven by the strength of suits, skirts, casual separates, petites and accessories. Our focus on transitional colors such as brown and deep red in lightweight fabrics was well received. The LOFT division continued

its excellent momentum, as our emphasis on fashion and great value continued to resonate with clients. Relaxed and casual separates, dresses, petites and sweaters performed exceptionally well.”

Second Quarter Conference Call & Webcast

The Company will release its second quarter 2006 results on Friday, August 18, 2006, before the market opens. The Company will also host a live conference call and simultaneous audio webcast from 8:30AM to 9:30AM Eastern Time, which will include comments from senior management on second quarter results as well as a question and answer session.

Parties interested in participating in this call should dial-in at 888-719-9701 ten minutes prior to the start time. A recording of the call will be available from August 18 through August 25, 2006. To hear the recording, please call 866-661-4266. No access code is required for either dial in number. To access the simultaneous webcast of the conference call, (a replay of which will be available), please access the Company’s Investor Relations site at http://investor.anntaylor.com.

Ann Taylor is one of the country’s leading women’s specialty retailers, operating 824 stores in 46 states, the District of Columbia and Puerto Rico, and also Online Stores at www.anntaylor.com and www.anntaylorLOFT.com as of the end of the first quarter of fiscal 2006.

FORWARD-LOOKING STATEMENTS

Certain statements in this press release are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements may use the words “expect”, “anticipate”, “plan”, “intend”, “project”, “may”, “believe” and similar expressions. Forward-looking statements also include representations of the Company’s expectations or beliefs concerning future events that involve risks and uncertainties, including:

•	the Company’s ability to predict accurately client fashion preferences;

•	competitive influences and decline in the demand for merchandise offered by the Company;

•	effectiveness of the Company’s brand awareness and marketing programs;

•	the Company’s ability to secure and protect trademarks and other intellectual property rights in the United States and/or foreign countries;

•	general economic conditions, including the impact of higher energy prices, a downturn in the retail industry or changes in levels of store traffic;

•	fluctuation in the Company’s level of sales and earnings growth;

•	the Company’s ability to locate new store sites or negotiate favorable lease terms for additional stores or for the expansion of existing stores;

•	risks associated with the performance and operations of the Company’s Internet operations;

•	a significant change in the regulatory environment applicable to the Company’s business;

•	risks associated with the possible inability of the Company, particularly through its sourcing and logistics functions, to operate within production and delivery constraints and the Company’s dependence on a single distribution facility;

•	the uncertainties of sourcing associated with the new quota environment, including changes in sourcing patterns resulting from the elimination of quota on apparel products and the possible re-imposition of quotas or other trade law or import restrictions in certain categories;

•	financial or political instability in any of the countries in which the Company’s goods are manufactured;

•	the potential impact of natural disasters and public health concerns, particularly on the Company’s foreign sourcing offices and manufacturing operations of the Company’s vendors;

•	acts of war or terrorism in the United States or worldwide;

•	work stoppages, slowdowns or strikes;

•	the Company’s ability to hire, retain and train key personnel;

•	the Company’s ability to successfully upgrade and maintain its information systems; and

•	the impact of the Company’s AnnTaylor Factory business strategy.

Further description of these risks and uncertainties and other important factors are set forth in the Company’s latest Annual Report on Form 10-K, including but not limited to Item 1A – Risk Factors and Item 7 – Management’s Discussion and Analysis of Financial Condition and Results of Operations therein, and in the Company’s other filings with the SEC. Although these forward-looking statements reflect the Company’s current expectations concerning future events, actual results may differ materially from current expectations or historical results. The Company does not assume any obligation to publicly update or revise any forward-looking statements at any time for any reason.

Contact:

For Media: Wendi Kopsick/Micheline Tang	For Investors: Jim Smith
Kekst and Company	Chief Financial Officer
(212) 521-4867/4872	(212) 541-3547